Exhibit 99.1

News Release
One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 503-684-7000		www.gbrx.com

For release: August 30, 2022, 6:00 a.m. EDT	Contact:	Jack Isselmann, Media Relations
Justin Roberts, Investor Relations
(503) 684-7000

Greenbrier Elects New Board Chair

Admiral Thomas B. Fargo, USN (Ret.) will succeed William A. Furman as Chair

Lake Oswego, Oregon, August 30, 2022 – The Greenbrier Companies, Inc. (NYSE:GBX) today announced the election of retired four-star Admiral Thomas B. Fargo as Independent Chair of its Board of Directors, effective at Greenbrier’s close of business on August 31. A board member since 2015, Fargo serves as Chair of Greenbrier’s Compensation Committee and a member of the Nominating and Corporate Governance Committee. Fargo has served as the Company’s Lead Director since January 2021, a position Greenbrier’s Board will eliminate with the election of an independent Board Chair. Effective with the appointment of Fargo, Greenbrier’s Board policy is that members identified as Chair must meet the standards of the SEC and NYSE for an independent director.

Fargo will succeed William A. Furman, Greenbrier Executive Chair since March 2022. Previously, Furman was Chairman and CEO since 2014. Furman served Greenbrier and its predecessors as a co-founder, CEO, President and director beginning in 1974. Furman will continue to serve as a board member until January 2024, completing 50 years with Greenbrier and its affiliated businesses.

Lorie Tekorius, President & CEO said, “On behalf of Greenbrier’s Board of Directors, I am pleased to announce Admiral Fargo’s election to Independent Chair. Greenbrier, our management team and the Board are committed to leading in corporate governance and enhancing shareholder value. Having an independent board chair reflects best practices in corporate governance. We carefully considered the qualifications of all directors before electing Admiral Fargo as Chair. His broad experience in the transportation industry and service on public company boards is substantial and he will lead Greenbrier boldly into the future.”

Fargo joined Greenbrier’s Board of Directors as a former military commander with subsequent private sector experience in defense, maritime and other transportation industries. As Commander of the U.S. Pacific Command (2002-2005), he led the world’s largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force in the Asia-Pacific Theater.

Fargo also serves as Board Chair at Hawaiian Electric Industries and on the board of directors at shipping and logistics provider Matson, Inc. He was previously Board Chair at USAA, a $37 billion-dollar financial services company supporting the U.S. military and their families and Huntington Ingalls Industries, the nation’s largest shipbuilder. He has also served on the boards of Northrop Grumman Corporation, Alexander & Baldwin, Inc. and Hawaiian Airlines.

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Greenbrier Elects New Board Chair (Cont.)	Page 2

“Greenbrier is fortunate to have an experienced and accomplished Board of Directors. In addition to Tom’s experience on our Board, he is also well-versed in governance practices that will influence important business dynamics in the years ahead. I can’t think of anyone better suited to take on the Chair position. Tom has also led Greenbrier’s Compensation Committee and served on the Nominating and Governance Committee. In recent years, these committees have helped further our environmental, social and governance work, oversee our IDEAL framework and manage our executive compensation to align with industry standards. I look forward to Tom’s expanded contributions as Board Chair and to seeing continued growth and development of our committees under his leadership,” said William A. Furman, outgoing Executive Chair.

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Through its wholly-owned subsidiaries and joint ventures, Greenbrier designs, builds and markets freight railcars and marine barges in North America, Europe and Brazil. We are a leading provider of freight railcar wheel services, parts, maintenance and retrofitting services in North America through our rail services business unit. Greenbrier manages 421,000 railcars and offers railcar management, regulatory compliance services and leasing services to railroads and other railcars owners in North America. GBX Leasing (GBXL) is a special purpose subsidiary that owns and manages a portfolio of leased railcars that originate primarily from Greenbrier’s manufacturing operations. GBXL and Greenbrier own a lease fleet of 11,800 railcars. Learn more about Greenbrier at www.gbrx.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Greenbrier uses words such as “committed”, “future”, “reflects”, “forward”, “will” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following: negative impacts on our business from COVID-19, variants thereof, governmental reaction thereto, and related economic disruptions (including, among other factors, supply disruptions, inflation, and increases in interest rates); our ability to attract, retain and motivate senior management and other key employees. More information on potential factors that could cause our results to differ from our forward-looking statements is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic report on Form 10-K and subsequent reports on 10-Q. Except as otherwise required by law, the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

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